SAMSON OIL & GAS ADVISORY

Denver 1700 hours January 27th, 2014, Perth 0800 hours January 28th, 2014

SAMSON OIL AND GAS ENTERS INTO US$25 MILLION CREDIT FACILITY WITH MUTUAL OF OMAHA BANK

Samson Oil and Gas has today finalised a new credit facility with Mutual of Omaha Bank for up to $25 million, with an initial borrowing base of US$8 million. The facility has a three year term with an interest rate of LIBOR plus 3.75% (approximately 3.908% for January 2013)

Samson has drawn down $4 million from the facility today, with the remaining $4 million to be drawn down after the implementation of a hedging program. The hedging program is expected to be in place within the next two weeks. The loan proceeds will be used to fund Samson’s current continuous drilling program in the North Stockyard project in North Dakota. The loan agreement for the new facility provides for periodic re-determinations of the borrowing base based on Samson’s estimated proved reserves.

Samson presently expects that its Proved reserves and, consequently, its borrowing base, will grow as drilling continues on its North Stockyard infill development program and as the initial drilling program in the Rainbow project is commenced. In particular, as the Three Forks bench 1 is developed in North Stockyard, there are 8 wells currently classified as Probable that would be changed to Proved Developed Producing when these wells are completed. Drilling of these Three Forks wells is currently expected to commence in late 2014 following the completion of the 4 “corner” wells targeting the middle Bakken formation. The first two of these middle Bakken wells (Rennerfeldt 1 and 2) are currently being batch drilled.

About Samson Oil & Gas Limited

Samson’s Ordinary Shares are traded on the Australian Securities Exchange under the symbol "SSN". Samson's American Depository Shares (ADSs) are traded on the New York Stock Exchange MKT under the symbol "SSN". Each ADS represents 20 fully paid Ordinary Shares of Samson. Samson has a total of 2,326 million ordinary shares issued and outstanding (including 97,307,525 million options exercisable at AUD 3.8 cents), which would be the equivalent of 116 million ADSs. Accordingly, based on the NYSE MKT closing price of US$0.50 per ADS on January 24th, 2014 the Company has a current market capitalization of approximately US$65.3 million (the options have been valued at an exchange rate of 0.8716). Correspondingly, based on the ASX closing price of A$0.026 for ordinary shares and an closing price of A$0.008 for the 2017 options, on January 24th, 2014, the Company has a current market capitalization of approximately A$68.0 million.

SAMSON OIL & GAS LIMITED

For further information please contact, Terry Barr, CEO on 303 296 3994 (US office) or 970 389 5047 (US cell)

TERRY BARR

Managing Director

Samson Oil & Gas USA

1331, 17th Street, Suite 710, Denver Colorado 80202 Tel + 1 303 295 0344 Fax + 1 303 295 1961

Samson Oil & Gas Limited

Level 16, AMP Building, 140 St Georges Terrace, Perth Western Australia 6000 / PO Box 7654, Cloisters Square Perth Western Australia 6850

Tel + 61 8 9220 9830 Fax + 61 8 9220 9820 ABN 25 009 069 005 ASX Code SSN

Statements made in this press release that are not historical facts may be forward looking statements, including but not limited to statements using words like “may”, “believe”, “expect”, “anticipate”, “should” or “will.”

Actual results may differ materially from those projected in any forward-looking statement. There are a number of important factors that could cause actual results to differ materially from those anticipated or estimated by any forward looking information, including uncertainties inherent in estimating the methods, timing and results of exploration activities. A description of the risks and uncertainties that are generally attendant to Samson and its industry, as well as other factors that could affect Samson’s financial results, are included in the prospectus and prospectus supplement for its recent Rights Offering as well as the Company's report to the U.S. Securities and Exchange Commission on Form 10-K, which are available at www.sec.gov/edgar/searchedgar/webusers.htm.

Samson Oil & Gas USA

1331, 17th Street, Suite 710, Denver Colorado 80202 Tel + 1 303 295 0344 Fax + 1 303 295 1961

Samson Oil & Gas Limited

Level 16, AMP Building, 140 St Georges Terrace, Perth Western Australia 6000 / PO Box 7654, Cloisters Square Perth Western Australia 6850

Tel + 61 8 9220 9830 Fax + 61 8 9220 9820 ABN 25 009 069 005 ASX Code SSN